                                                                    EXHIBIT 12-1


     MICHIGAN CONSOLIDATED GAS COMPANY AND SUBSIDIARIES
     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)



                                         Twelve Months Ended  Twelve Months Ended  Twelve Months Ended
                                         -------------------  -------------------  -------------------
                                           December 31, 1996   December 31, 1995    December 31, 1994
                                         -------------------  -------------------  -------------------

EARNINGS AS DEFINED (1)
Pre-tax income                           $122,239                   $112,727           $ 89,707
Fixed charges                              53,831                     45,637             39,663
                                         --------                   --------           --------
 Earnings as defined                     $176,070                   $158,364           $129,370
                                         ========                   ========           ========

FIXED CHARGES AS DEFINED (1)
Interest on long-term debt               $ 43,163                   $ 35,820           $ 27,948
Interest on other borrowed funds            8,012                      7,053              9,093
Amortization of debt discounts, premium
 and expense                                1,081                        996                950
Interest implicit in rentals (2)            1,575                      1,768              1,672
                                         --------                   --------           --------
 Fixed charges as defined                $ 53,831                   $ 45,637           $ 39,663
                                         ========                   ========           ========

Ratio of Earnings to Fixed Charges           3.27                       3.47               3.26
                                         ========                   ========           ========



Notes:
(1) Earnings and fixed charges are defined and computed in accordance with instructions for Item 3 of Form S-3.
(2) This amount is estimated to be a reasonable approximation of the interest portion of rentals.

MichCon is a guarantor of certain other debt. Fixed charges related to such debt are deemed to be immaterial and therefore have been excluded from the above ratios.